Ex. 99. (d)

Ziegler, Ziegler & Associates LLP Counselors at Law 570 Lexington Avenue, 44th Floor New York, New York 10022 (212) 319-7600 Telecopier (212) 319-7605

January 23, 2003

JPMorgan Chase Bank, as Depositary 1 Chase Manhattan Plaza New York, New York 10081

American Depositary Shares evidenced by American Depositary Receipts for deposited Shares of Aracruz Celulose S.A.

Dear Sirs:

                  Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) each ADS representing 10 class B shares of Aracruz Celulose S.A. (the “Company”), a corporation incorporated under the laws of the Federative Republic of Brazil. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement appearing, or incorporated by reference, in Exhibit (a)(1) to the Registration Statement.

                  We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Ziegler, Ziegler & Associates LLP